Exhibit 5.1

October 28, 2011

StemCells, Inc.

7707 Gateway Blvd, Suite 140

Newark, California

Re: Registration Statement on Form S-3 (Registration No. 333-170300)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement filed with the Securities and Exchange Commission (the “Commission”) by StemCells, Inc., a Delaware corporation (the “Company”), on November 3, 2011 (the “Registration Statement”), the base prospectus dated November 3, 2010 (the “Base Prospectus”) and the prospectus supplement dated October 28, 2011 (together with the Base Prospectus, the “Prospectus”) to be filed with the Commission by the Company on or about October 28, 2011, pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended. The Prospectus relates to the proposed issuance and sale from time to time of up to $30,000,000 of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), in accordance with the terms of a Sales Agreement, dated June 5, 2009, by and between the Company and Cantor Fitzgerald & Co. (the “Agreement”).

We are familiar with the actions taken by the Company in connection with the proposed issuance of the Shares. For purposes of our opinion, we have examined and relied upon such documents, records, certificates, and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Agreement and a Placement Notice issued and accepted in accordance with the Agreement, the Shares will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP